Exhibit 99.1

USA Compression Partners to Acquire Compression Business from Energy Transfer Partners

•                  Acquisition by USA Compression of 1.6 million horsepower expands USA Compression’s geographic reach into active basins, including Eagle Ford Shale, Gulf Coast, Rockies and Permian Basin

•                  Essentially doubles USA Compression’s fleet to 3.4 million horsepower; enhancing USA Compression’s focus on large horsepower installations

•                  Transaction structure strengthens USA Compression’s balance sheet and distribution coverage levels

•                  Enables ETP to reduce leverage with $1.225 billion in cash consideration, strengthening ETP’s balance sheet

•                  Energy Transfer Equity to acquire the general partner interest in USA Compression

Austin and Dallas, Texas, January 16, 2018 — USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or “USAC”), Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) and Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”) today announced a transaction valued at approximately $1.8 billion, providing for (i) the contribution of ETP’s subsidiaries, CDM Resource Management LLC and CDM Environmental & Technical Services LLC (collectively, “CDM”), to USAC (the “Contribution”) and (ii) the cancellation of the incentive distribution rights (“IDRs”) in USAC and conversion of the general partner interest in USAC into a non-economic general partner interest (the “IDR/GP Restructuring”). As part of the transaction, ETE will acquire the ownership interests in the general partner of USAC (the “GP Acquisition”) and approximately 12.5 million USAC common units from USA Compression Holdings.

Transaction Impact

The transaction is expected to be accretive to USAC’s distributable cash flow in 2018. In addition, as discussed in more detail below, ETP’s receipt of a special class of common equity that will not pay distributions for the first year will provide for increased USAC LP coverage, which is expected to be in excess of 1.0x in 2018 and increase over time. In addition, USAC’s leverage is expected to decrease to mid-4x by the end of 2018.

The transaction is also expected to strengthen ETP’s balance sheet by allowing ETP to use the approximately $1.225 billion in cash proceeds that it will receive in connection with the transactions to reduce leverage.

CDM currently owns and operates approximately 1.6 million horsepower of natural gas compression and is focused primarily on large horsepower applications. The acquisition of CDM is expected to provide significant benefits for USAC unitholders as the combined business will have increased geographic coverage and will be one of the leading domestic compression providers. The acquisition will further expand USAC’s geographic presence into regions where USAC is currently underrepresented and will result in USAC having broad coverage across U.S regions. As part of its overall service offerings, CDM also provides a full range of gas treating and emissions testing services. CDM’s treating activities will also complement USAC’s growing station services offerings, in which USAC provides turnkey gas handling solutions for customers. With over 70% of horsepower greater than 1,000 horsepower and an average unit size of approximately 700 horsepower, the CDM fleet has an average age of approximately 7 years and a current operating utilization rate of 87%. On a pro forma combined basis, USAC will own and operate a compression fleet of approximately 3.4 million HP.

For 2018, CDM’s EBITDA is estimated to be in the range of $160 - $170 million, not including the benefit of synergies, which are expected to be at least $20 million on a run-rate basis. Consistent with past practice, USAC expects to provide full-year 2018 guidance at the time of its fourth-quarter earnings call.

Management Commentary

Eric Long, President & CEO of USAC, commented, “This is an exciting day for USA Compression to be able to announce this strategic transaction with Energy Transfer. USAC’s acquisition of CDM is a logical combination of two leading compression service providers — each with nearly two decades of delivering exemplary levels of customer service. Operating in different areas of geographic focus with nominal overlap, CDM brings to USAC a complementary and standardized fleet of large horsepower, infrastructure-oriented equipment, a customer-focused operating philosophy and a strong employee base consistent with those of USAC’s. CDM has been very successful building its compression and treating business; we are excited about the possibilities that the combined partnership will continue to grow and deliver on the exceptional customer service on which our customers depend.

In addition to bringing on the compression and treating assets, we look forward to welcoming talented and skilled CDM employees, who have built the company into a strong market participant, into the USAC organization. This transaction gives USAC the geographic reach to compete in all the active producing regions.”

Transaction Details

The terms of the Contribution are governed by a contribution agreement, pursuant to which ETP will contribute the CDM business to USAC in exchange for (i) $1.225 billion in cash, (ii) approximately 19.2 million USAC common units and (iii) approximately 6.4 million USAC Class B units. The Class B units will not pay quarterly cash distributions for the first four quarters following closing and will convert into USAC common units on a one-for-one basis after such time.

The terms of the GP Acquisition are governed by a purchase agreement, pursuant to which ETE will acquire (i) all of the equity interests in USAC’s general partner, USA Compression Partners GP, LLC (“USAC GP”) and (ii) approximately 12.5 million USAC common units from USA Compression Holdings in exchange for $250 million in cash. Following the closing, USA Compression Holdings will continue to own approximately 12.5 million USAC common units.

The terms of the IDR/GP Restructuring are governed by an equity restructuring agreement, pursuant to which ETE will cause USAC GP to cancel the IDRs and convert USAC GP’s general partner interest in USAC into a non-economic general partner interest (the “General Partner Interest”) . In exchange for the IDR cancellation and the conversion of the General Partner Interest, USAC will issue 8.0 million USAC common units to USAC GP.

USAC has obtained, subject to customary closing conditions, committed financing for the $1.225 billion cash consideration payable to ETP through a $500 million perpetual preferred units offering to investment funds managed or sub-advised by EIG Global Energy Partners (“EIG”) and other investment vehicles unaffiliated with EIG, as well as $725 million in committed debt financing from JPMorgan and Barclays. The preferred units will pay a 9.75% dividend and are redeemable after 10 years.

The Contribution, the GP Acquisition and the IDR/GP Restructuring are expected to close during the first half of 2018, subject to customary closing conditions, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Advisors

Evercore acted as financial advisor to USA Compression Holdings, LLC.  Jefferies LLC acted as financial advisor to USAC’s conflicts committee. Locke Lord LLP acted as legal counsel to USA Compression Holdings, LLC. Vinson & Elkins L.L.P. acted as legal counsel to USAC.  Richards Layton & Finger acted as legal counsel to USAC’s conflicts committee. Barclays acted as financial advisor to ETE and ETP. Tudor, Pickering, Holt & Co. acted as financial advisor to ETP’s conflicts committee. Latham & Watkins LLP acted as legal counsel to ETE and ETP. Potter Anderson & Corroon LLP acted as legal counsel to ETP’s conflicts committee.

Conference Call Information

USAC management will discuss the transaction during an investor conference call starting at 11 a.m. EDT (10 a.m. CDT).  The call will be broadcast live over the internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial (800) 239-9838 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Conference Call.  Investors outside the U.S. and Canada should dial (323) 794-2551.  The passcode for both is 1388911.

A replay of the call will be available through January 23, 2018.   Callers inside the U.S. and Canada may access the replay by dialing (888) 203-1112.  Investors outside the U.S. and Canada should dial (719) 457-0820.  The passcode for both is 1388911.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

ABOUT THE PARTNERSHIPS

USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas.  USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns Lake Charles LNG Company. On a consolidated basis, ETE’s family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation assets; and various acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. ETE, ETP and USAC cannot give any assurance that expectations and projections about future events will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that the proposed transactions may not be consummated or the benefits contemplated therefrom may not be realized. Additional risks include: the ability to obtain requisite regulatory approval and the satisfaction of the other conditions to the consummation of the proposed transactions, the potential impact of the announcement or consummation of the proposed transactions on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, the ability to achieve revenue, DCF and EBITDA growth, and volatility in the price of oil, natural gas, and natural gas liquids. Actual results and outcomes may differ materially from those expressed in such forward-looking statements. These and other risks and uncertainties are discussed in more detail in filings made by ETE, ETP and USAC with the Securities and Exchange Commission, which are available to the public. ETE, ETP and USAC undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The information contained in this press release is available at www.energytransfer.com and www.usacompression.com.

USAC Investor Contact:

Matt Liuzzi

Chief Financial Officer

(512) 369-1624

mliuzzi@usacompression.com

Energy Transfer Contacts:

Investor Relations:

Helen Ryoo

Lyndsay Hannah

Brent Ratliff

(214) 981-0795

Media Relations:

Vicki Granado

(214) 840-5820